Exhibit 99.1

Emanuel Hilario and Haydee Olinger Elected to Transact Technologies’ Board of Directors

Mr. Hilario, a Current Restaurant Industry Chief Executive, Brings Extensive Operational Experience to TransAct’s Board

HAMDEN, CT--May 30, 2019-- TransAct Technologies Incorporated (Nasdaq: TACT), a global leader in software-driven technology and printing solutions for high-growth markets, announced today that at its Annual Meeting of Stockholders on May 28, 2019, the Company’s shareholders elected Emanuel P.N. (“Manny”) Hilario and Haydee Ortiz Olinger to the Company’s Board of Directors. Mr. Hilario is new to the Company’s Board and replaces Graham Tanaka, who retired from the Board effective as of the Annual Meeting of Stockholders, while Ms. Olinger has served on the Board since her appointment on July 27, 2018. TransAct Technologies’ Board of Directors remains at five members, four of whom are considered independent directors under Nasdaq rules.

“As the current President and Chief Executive Officer of The ONE Group Hospitality, a publicly-traded restaurant company that operates the STK steakhouse chain, Manny brings to our Board of Directors significant restaurant industry experience,” said Bart Shuldman, Chairman and Chief Executive Officer of TransAct. “On behalf of the Board, I am delighted to welcome him to TransAct. We look forward to benefiting from his extensive experience in operating restaurants of all sizes and all types, from full service to casual dining to quick serve. Alongside Haydee, Manny greatly enhances our restaurant industry expertise, as we continue to pursue the extensive opportunity that exists in the restaurant and foodservice market with our new BOHA! ecosystem.”

Mr. Hilario has served as a Director at The ONE Group Hospitality since April 2017 and as its President and Chief Executive Officer since October 2017. Prior to joining The ONE Group Hospitality, he served as Chief Financial Officer of Sizzling Platter, a franchisor operating more than 400 restaurants (including brands such as Red Robin, Little Caesars, Dunkin Donuts and Wingstop), from February 2015 to October 2017. He also served as Chief Operating Officer at Einstein Noah Restaurant Group from 2013 to 2014 and served as Einstein Noah’s Chief Financial Officer from 2010 to 2013. Additionally, he served as Chief Financial Officer at McCormick & Schmick’s Seafood Restaurants from 2004 to 2009, and as Chief Financial Officer at Angelo and Maxie’s from 2000 to 2004, during which time he also spent two years managing the concept’s day-to-day operations. He began his restaurant career at McDonald’s, where he held various financial roles.

Mr. Hilario holds a BS from Santa Clara University and serves on the board of the Denver Public School Foundation.

Haydee Olinger, who has been a great asset to the TransAct Board over the past year, has over twenty years of senior management experience at McDonald’s, most recently as Global Chief Compliance and Privacy Officer from 2002 to 2015. Ms. Olinger was also responsible for leading finance, franchise, tax and operations teams within many international markets during her time at McDonald’s. Haydee has also served as a Senior Advisor for BarkerGilmore since September 2017. She holds both a JD and BS in Management and Business Administration from DePaul University and holds a MS in leadership and Business Ethics from Duquesne University.

About TransAct Technologies Incorporated

TransAct Technologies Incorporated is a global leader in developing software-driven technology and printing solutions for high-growth markets including restaurant solutions, POS automation, casino and gaming, lottery, and oil and gas. The Company’s solutions are designed from the ground up based on customer requirements and are sold under the BOHA!™, AccuDate™, EPICENTRAL®, Epic®, Ithaca® and Printrex® brands. TransAct has sold over 3.3 million printers and terminals around the world and is committed to providing world-class service, spare parts and accessories to support its installed product base. Through the TransAct Services Group, the Company also provides customers with a complete range of supplies and consumable items both online at http://www.transact-tech.com and through its direct sales team. TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call (203) 859-6800.

BOHA! is a registered trademark of TRANSACT Technologies Incorporated. ©2019 TRANSACT Technologies Incorporated. All rights reserved.

Forward-Looking Statements

Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe", or "continue", or the negative thereof, or other similar words. All forward-looking statements involve risks and uncertainties, including, but not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; our competitors introducing new products into the marketplace; our ability to successfully develop new products; our dependence on significant customers; our dependence on significant vendors; our dependence on contract manufacturers for the assembly of a large portion of our products in Asia; our ability to protect intellectual property; our ability to recruit and retain quality employees as the Company grows; our dependence on third parties for sales outside the United States, including Australia, New Zealand, Latin America and Asia; the economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; the availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; risks associated with potential future acquisitions; our line of restaurant solutions products driving increased adoption by customers; increased product costs or reduced customer demand for our products due to changes in U.S. policy that may result in trade wars or tariffs; our ability to successfully transition our business towards the sale of software products on a SaaS subscription basis; and other risk factors detailed from time to time in TransAct's reports filed with the Securities and Exchange Commission. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the time of issuance of this press release, and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

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Investor Contact:
Steve DeMartino President and Chief Financial Officer TransAct Technologies Incorporated 203-859-6810	Richard Land, Joseph Jaffoni, Jim Leahy JCIR 212-835-8500 or tact@jcir.com